Exhibit 11.1
                                                                   ------------

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
NDC AUTOMATION, INC
COMPUTATION OF EARNINGS PER SHARE
For The Year  Ended November 30, 2002

                                                                                 FULLY
                                                                   PRIMARY       DILUTED
                                                                   EPS           EPS
                                                                   -----------------------------

                                                         Exercise
NUMBER OF SHARES UNDERLYING OUTSTANDING         # shares Price
                                               -------------------
    OPTIONS:       93 plan                        48,500  $1.56000    $75,660.00     $75,660.00
                   97 Plan                        36,500  $0.50000    $18,250.00     $18,250.00
                   01 Plan                       225,000  $0.19500    $43,875.00     $43,875.00
                                               ----------
                                                 310,000
                                               ----------          -----------------------------
PROCEEDS UPON EXERCISE OF OPTIONS                                    $137,785.00    $137,785.00
                                                                   -----------------------------

NUMBER OF SHARES UNDERLYING OUTSTANDING
    WARRANTS:                                                                  0              0
EXERCISE PRICE PER SHARE                                                   $0.00          $0.00
PROCEEDS UPON EXERCISE OF WARRANTS                                         $0.00          $0.00

                                                                   -----------------------------
    TOTAL PROCEEDS                                                   $137,785.00    $137,785.00
                                                                   -----------------------------

MARKET PRICE OF COMMON STOCK
   AVERAGE DURING THE PERIOD ENDED November 30, 2002                       $0.22
   CLOSING AT November 30, 2002                                                           $0.16

SHARES THAT COULD BE REPURCHASED
   WITH TOTAL PROCEEDS
                                                                         638,386
                                                                   --------------
                                                                                        861,156
                                                                                 ---------------

EXCESS OF SHARES UNDERLYING OPTIONS/WARRANTS
   OVER SHARES THAT COULD BE REPURCHASED

                                                                        (328,386)
                                                                                       (551,156)

COMMON STOCK EQUIVALENT SHARES                                                 0              0
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
   OUTSTANDING                                                         3,586,451      3,586,451
                                                                   -----------------------------

TOTAL AVERAGE NUMBER OF COMMON AND
   COMMON EQUIVALENT SHARES                                            3,586,451      3,586,451
                                                                   -----------------------------

NET INCOME                                                             $(276,112)     $(276,112)
                                                                   -----------------------------

EARNINGS PER SHARE                                                      ($0.0770)      ($0.0770)
                                                                   -----------------------------
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